Exhibit 4.2

Cooperation Agreement

Party A: Visionary Holdings Inc. (NASDAQ: GV)

Party B: Gensea Investment Co. Limited

Party : Miao Jinchao (Passport No.: 566512276)

This Cooperation and Restructuring Listing Agreement (hereinafter referred to as the "Agreement") is entered into by and between the following parties on December 30, 2024:

1.	Introduction

Party A: Visionary Holdings Inc. is a corporation incorporated and existing under the laws of Canada, publicly listed on NASDAQ. Its core businesses include high technology, life sciences, and education industries. It is recognized as the first listed education company and the first Chinese diaspora-led public company in Canada. Party A owns four buildings and operates six schools in Canada, including two landmark buildings in Toronto, with total tangible and intangible assets exceeding USD 300 million.

Party A has extensive experience in North American capital operations and listings, including expertise in technical processes for transitioning between different tiers of capital markets. Party A also has access to North American and Chinese government resources and global market networks. Party A’s registered office is located at 105 Moatfield Dr, Unit 1003, Toronto, Ontario, Canada, M3B 0A2 (hereinafter referred to as "Party A").

Party B: Party B is a company established and existing in the British Virgin Islands (BVI). The company is mainly engaged in the research and development, production and sales of early cancer screening and home self-testing technology products. The company has established an integrated platform for cancer diagnosis research and development, testing, and production, and has successfully developed a variety of monoclonal antibodies and immunodiagnostic kits. The company has a group of experienced and skilled professional scientific researchers and senior managers. The company's current products include E7 oncoprotein home self-testing kits, and the products to be launched include early home self-testing kits for colorectal cancer, vaginal cancer, vulvar cancer, anal cancer, oral cancer, pharyngeal cancer, penis cancer and other cancers.

Party C:

Party C is a renowned expert in cancer diagnostic research and development, with extensive professional knowledge and clinical experience in the field. Party C holds global patents for the E7 cancer protein and colorectal cancer at-home self-test kits, as well as pending patents for early at-home self-test kits for cancers such as vaginal cancer, vulvar cancer, anal cancer, oral cancer, pharyngeal cancer, and penile cancer. Party B is the sole global permanent licensee and collaborative partner for all of Party C’s cancer diagnostic patents. Additionally, Party C is the majority shareholder of Party B, holding over 60% of its shares.

2.	Purpose

Considering the rapid growth in the life sciences and biopharmaceutical industries, and to seize market opportunities, this agreement seeks to leverage the U.S. capital markets to drive Party B's global business expansion. Parties A, B, and C aim to maximize their respective advantages and integrate resources based on mutual benefit and shared development.

1

3.	Terms

1.	Definitions
1.1.	“Agreement” refers to this Merger and Public Listing Agreement.
1.2.	“Completion” refers to the consummation of the transactions contemplated under this Agreement.
1.3.	“Closing Date” refers to the date on which Completion occurs.
1.4.	“Effective Date” refers to the effective date of the merger.
1.5.	“Securities Law” refers to the United States Securities Exchange Act.

2.	Establishment

2.1.   Establishment Party A, Party B and Party C reconstruct Party B by investing cash, assets and resources, and change Party B’s name to America Precision Biotech Inc. (hereinafter referred to as APB).

2.2.  The Effective Date of this Agreement will be the date on which all three parties have signed the Agreement (the "Effective Date").

3.	Establishment, Investment, Shares, Listing Goals, and Share Transfer

3.1.   Party A and Party B, through investments in cash, assets, and resources, will establish a joint venture in the United States. The company will be temporarily named American Precision Biotech Inc (hereinafter referred to as APB).

3.2.  Party A will invest $1 million along with listing, market, and other resources, acquiring 51% of APB's shares. This includes, but is not limited to, all resources owned by Party A, as well as the capital, listing, technology, and market resources held by Party A’s directors. Party B will invest assets, patent rights, medical production licenses, market clients, valid projects, and business operations (see attached list for details), acquiring 49% of APB’s shares.

3.3.  Listing Goals

3.3.1 By March 10, 2025, APB will be listed on OTC.

3.3.2 By September 30, 2025, Party A will sign an uplisting agreement with a U.S. intermediary agency, officially launching APB’s uplisting process. Party A will coordinate with intermediary service providers, including corporate governance structuring, business model determination, financial statement auditing, team building, and business development. Party A, Party B, and Party C will provide full cooperation. Especially in business development, performance targets, and growth, all three parties will align their efforts to achieve the uplisting as quickly as possible, with a dual-track strategy of independent development and mergers & acquisitions.

3.3.3 Party A, Party B, and Party C agree that, if financing is required during the project and APB’s uplisting process, Party A will be responsible for leading the first round of financing before the uplisting. The valuation of APB will not be less than $50 million, and the three parties will dilute their shares proportionally by 5-10% to raise $2.5 million to $5 million.

3.3.4 To accelerate the uplisting process, all three parties will fulfill their respective duties and cooperate fully to achieve the goal of $12 million in sales revenue within 12 months, including revenue generated from acquired distribution channels.

3.3.5. By March 2026, the application for Nasdaq uplisting will be submitted, with the goal of successful uplisting on Nasdaq by October 2026.

3.4.  Share Transfer

To incentivize and encourage Party C, Party A agrees to transfer 25% of APB’s shares to Party C and other shareholders at a price of $2 million before the uplisting. (If the terms of 3.3.3 are met, the proportion of shares will be reduced accordingly.).

2

4.	Board of Directors, Financial Management

4.1.  APB has 7 board members, including 3 from Party A, 3 from Party B and Party C, and 1 independent director or chairman who is a well-known figure in the North American industry or politics.

4.2.  APB's financial management is jointly managed by both parties. Party A sends people to supervise cashiers and accountants and strictly implements the legal provisions and requirements of the U.S. Securities and Exchange Commission, Nasdaq and APB's charter.

5.	Representations and Warranties

5.1.	Representations and Warranties of Parties B and C:

Parties B and C represent and warrant to Party A the following:

(a)   Organization, Status, and Authority: Party B is a company duly incorporated, validly existing, and in good standing under the laws of the Cayman Islands. The description provided above regarding Party B is true and accurate.

(b)  Authorization: Party B has the authority and authorization to sign and deliver this Agreement and to complete the transactions contemplated hereby. The signing and delivery of this Agreement, as well as the completion of the transactions outlined in this Agreement, have been formally and validly authorized by Party B's Board of Directors.

(c)  No Conflicts: The execution and delivery of this Agreement by Parties B and C will not conflict with any provisions of Party B’s articles of incorporation or bylaws, nor with any applicable laws, regulations, rules, judgments, orders, decrees, or agreements binding on Parties B and C.

(d)   Operations and Management: To maintain the stable operation and development of Party B's assets and business as they transition to APB, Party C shall oversee APB’s business operations. All operations must adhere to the legal and regulatory requirements of the SEC, NASDAQ, and APB’s corporate governance policies.

(e)   Uplisting: Parties B and C agree to actively cooperate with Party A to meet the requirements for OTC uplisting and comply with the legal and regulatory standards for APB’s NASDAQ uplisting. Party A will develop the uplisting plan in accordance with U.S. listing laws and capital market requirements.

5.2.	Representations and Warranties of Party A:

Party A represents and warrants to Parties B and C the following:

Organization, Status, and Authority: Party A is a duly incorporated, validly existing, and reputable company under the laws of Canada.

Authorization: Party A has the authority to execute and deliver this Agreement and to complete the transactions contemplated herein. The execution, delivery, and completion of this Agreement have been duly authorized by Party A’s Board of Directors

No Conflicts: The execution and delivery of this Agreement by Party A will not conflict with any provisions of its articles of incorporation or bylaws, nor with any applicable laws, regulations, rules, judgments, orders, decrees, or agreements binding on Party A.

3

Operations and Management: To ensure APB’s stable operation and development, Party A agrees that Party B’s original management team shall remain unchanged and shall continue to manage and operate APB.

Client Development: To facilitate APB’s listing, Party A shall focus on expanding major client markets, while Parties B and C agree to actively maintain existing client relationships and support Party A’s efforts in developing new major client markets, ensuring the achievement of APB’s listing goals.

Uplisting: Party A will lead all efforts related to APB’s uplisting. Parties B and C shall actively cooperate, and Party A shall fully execute the uplisting plan in accordance with U.S. listing laws and capital market requirements.

6.	Covenants

From the date of signing this Agreement, Parties B and C will commence the transfer of assets and operations to APB. APB shall conduct its daily operations to meet listing targets and refrain from activities that negatively impact its financial position or operations.

7.	Conditions Precedent to Restructuring

7.1   Obligations: The restructuring is contingent on the fulfillment of obligations by all parties.

7.2   No Injunctions: There shall be no court orders or legal restrictions preventing the completion of the restructuring.

8.	Other

8.1 Notice All notices and other communications under this Agreement shall be made via email to the other party.

8.2 Entire Agreement This Agreement constitutes the complete and exclusive agreement between the parties regarding the subject matter hereof and supersedes all prior written or oral agreements and understandings between the parties with respect to such subject matter.

8.3 Governing Law This Agreement shall be governed by and construed in accordance with the laws of the United States and Canada, without regard to principles of conflict of laws.

8.4 Amendments and Waivers This Agreement may only be amended, modified, or supplemented by a written agreement signed by all parties.

9.	Breach of Contract

9.1 After the Agreement becomes effective, no party shall breach the Agreement. In the event of a breach, the non-breaching party may pursue compensation for any direct or indirect economic losses and legal liabilities incurred as a result of the breach.

9.2 Any unresolved matters will be amicably negotiated by the three parties. If negotiations fail, any disputes among the parties shall be submitted to the American Arbitration Association for arbitration resolution.

Remainder of Page Intentionally Left Blank; Signature pages follow

4

This Agreement shall become effective upon the signatures of all four parties. After it becomes effective, Parties B and C shall actively cooperate with Party A’s work and ensure the successful completion of APB’s uplisting.

Signatures:

Party A: Visionary Holdings Inc.

Signature: _____________________________

Party B: Gensea Investment Co. Limited

Signature: _____________________________

Party C: Miao Jinchao

Signature: _____________________________

5